NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Shares (the 'Common Shares') of Zarlink Semiconductor Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on August 18, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard regarding average share price over a consecutive 30 trading-day period of not less than $1.00. The Company effected an action plan to address non-compliance with NYSE's continued listing standards. However, after the elapsing of the prescribed time the continued listing standard was not met and the NYSE decided to proceed with suspension and delisting. 1. The Exchange's Listed Company Manual, Sections 802.01C, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on July 22, 2008, determined that the Common Shares should be suspended from trading before the opening of the trading session on July 29, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Common Shares from listing and registration on the Exchange. The Company was notified verbally on July 21, 2008 and by letter on July 23, 2008. 3. Pursuant to the above authorization, a press release was issued on July 22, 2008, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on July 22, 2008 and other various dates of the proposed suspension of trading in the Common Shares. Similar information was included on the Exchange’s website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on July 29, 2008. 4. On July 22, 2008 the Company indicated in an e-mail that it formally waived its right to a hearing relative to the delisting of the stated Common Shares.